February 12, 2002


Dr. Charles A. Dinarello
Professor of Medicine
University of Colorado, School of Medicine
4200 East Ninth Avenue
Denver, CO  80262

RE: AGREEMENT FOR SERVICE ON SENESCO TECHNOLOGIES, INC. SCIENTIFIC ADVISORY
    BOARD

Dear Dr. Dinarello:

     This will confirm the terms of the agreement between you and Senesco Technologies, Inc. ("SENESCO") concerning your service on the SENESCO Scientific Advisory Board.

     You have agreed to serve on the SENESCO Scientific Advisory Board for a three year term to begin on March 1, 2002 and end on February 28, 2005. This agreement may be terminated by either party with ninety (90) days written notice. In this capacity, you agree to provide consulting services relating to research and development on genes and their cognate expressed proteins that are induced during or coincident with the onset of cell death, which may initiate or facilitate cell death, together with methods for controlling cell death that involve altering the expression of these genes, along with all other SENESCO technological developments ("Subject Matter of this Agreement"). As a member of the SENESCO Scientific Advisory Board, you agree to alert the company to technology and research in the industry which is relevant to the Subject Matter of this Agreement, and to act as a member of a forum for the exchange of new ideas. You agree to participate in conference calls, participate in brief conference at your offices, and review materials forwarded to you by SENESCO (the volume of time and materials shall be reasonable in light of your position). As compensation for your service, SENESCO agrees to pay you $10,000 per annum, payable in equal quarterly installments. In addition, SENESCO will reimburse you for reasonable out of pocket expenses incurred by you in connection with your services hereunder.

     As a condition of your service to SENESCO, you will agree to keep Confidential Information of SENESCO in confidence:

     a. Confidential Information includes all information disclosed by SENESCO to you whether said disclosure is made in writing, by submission of samples, orally, or otherwise, relating to the matters which are within the scope and are the subject of this Agreement and all other associated information regarding SENESCO's past, present, or future research, technology, know-how, ideas, concepts, designs, products, prototypes, processes, machines, compositions of matter, business plans, technical information, drawings, specifications and the like, relating in each case to the Subject Matter of this Agreement and any knowledge or information developed by you as a result of work in connection with this Agreement; except information which, at the time of the disclosure to you or development under this agreement:

               (1) is established by written records to be in the public domain other than as a consequence of an act by you;

               (2) was in your possession prior to the disclosure and is demonstrated through written record that such information was in your possession prior to disclosure from SENESCO, and was not the subject of an earlier confidential relationship with SENESCO; or

               (3) was rightfully acquired by you from a third party, who was lawfully in possession of such information after the disclosure and was under no obligation to SENESCO to maintain its confidentiality.


     b. All Confidential Information of SENESCO disclosed to you shall remain the sole property of SENESCO. You agree that the Confidential Information will be kept in strict confidence until such Confidential Information becomes readily and conveniently available in the trade. You agree that you will not directly or indirectly disclose, furnish, disseminate, make available or use the Confidential Information except as necessary to perform the consulting services under the provision of this Agreement. Your confidentiality obligations hereunder will survive the termination of this agreement.

     c. While you serve on the SENESCO Scientific Advisory Board, you will promptly inform SENESCO if you discover that a third party is making or threatening to make unauthorized use of Confidential Information.

     d. You acknowledge that the agreements contained herein are of a special nature and that any material breach of this Agreement by you will result in irreparable harm or injury to SENESCO.

     You represent and warrant that you have the full power to enter into and perform this Agreement, and that you are under no obligation or restriction and will not assume any obligation or restriction that would in any way be considered by a reasonable person to interfere with, be inconsistent with, or present a conflict of interest concerning your services in connection with this Agreement.

     During the period of this Agreement, you represent and warrant that you are not rendering and will not render any other consulting services relating to the Subject Matter of this Agreement.

     You hereby assign and agree to assign to SENESCO all of your right, title and interest in any inventions made, conceived of or arising as a result of your performance of duties under this Agreement. All information and know-how relating to such inventions is also deemed Confidential Information of SENESCO and shall be kept in confidence by you pursuant to this Agreement. SENESCO has control of all right, title and interest to any patent or patent application drawn to such inventions conceived of or made during the performance of your work under this Agreement. You shall, at the reasonable request and expense of SENESCO, at any time during or after the termination of this Agreement, execute all documents and perform all such acts as SENESCO may deem necessary or advisable to confirm SENESCO's sole and exclusive ownership right, title and interest in such inventions in any country. You agree to do all acts and execute all documents at the expense and request of SENESCO that SENESCO may deem necessary to secure its rights to such inventions, including but not limited to assisting in the preparation and prosecution of patent applications.

     In view of the highly confidential nature of the services to be rendered by you under this Agreement, you hereby agree that you will not, during the period of this Agreement, act as a consultant, or perform any other services, either directly or indirectly, for any entity in the world which is competitive with SENESCO relating to the Subject Matter of this Agreement. The parties hereby agree that the period of time and scope of the restrictions specified herein are both reasonable and justifiable to prevent harm to the legitimate business interests of SENESCO, including but not limited to preventing transfer of Confidential Information to SENESCO's competitors and/or preventing other unauthorized disclosures or use of SENESCO's technology and inventions.

                                       Yours Truly,


                                        /s/ Sascha P. Fedyszyn
                                       ---------------------------
                                       Sascha P. Fedyszyn
                                       Vice President, Corporate Development
                                       SENESCO TECHNOLOGIES, INC.






Agreed:  /s/ Dr. Charles A. Dinarello
        ---------------------------------